Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
SECOND QUARTER 2010 RESULTS
Houston, Texas, July 22, 2010 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the second quarter of 2010 of $224.4 million, or $1.61 per share on a diluted basis, compared with net income of $387.4 million, or $2.79 per share on a diluted basis, in the same period a year earlier. Revenues in the second quarter of 2010 were $822.6 million, compared with revenues of $946.4 million for the second quarter of 2009.
For the six months ended June 30, 2010, the Company reported net income of $515.2 million, or $3.70 per share on a diluted basis, compared with net income of $736.0 million, or $5.29 per share on a diluted basis, for the same period in 2009. Revenue for the six months ended June 30, 2010 was $1.7 billion, compared with $1.8 billion for the first six months of 2009.
Larry Dickerson, President and CEO, stated, “The decline in renewal contract dayrates from peak levels is continuing to impact our results. In a related statement today, we announced a special quarterly dividend of $.75 per share, representing a reduction of $.625 per share from the previous special dividend, as well as our regular quarterly dividend of $.125 per share. The reduction in the special dividend reflects the lower revenue stream and the continuing uncertainty surrounding a drilling moratorium in the Gulf of Mexico. We believe that given the current and anticipated industry conditions, it is increasingly prudent at this time to retain cash to maintain the Company’s financial strength and strategic flexibility, as well as to position us for potential rig acquisition opportunities. We believe that our special dividend policy is an important part of our efforts to enhance shareholder value.”
Any decision by the Board to declare a special dividend, as well as the amount of any special dividend that may be declared, will be based on the Company’s financial position, earnings, earnings outlook, capital spending plans, and other relevant factors at that time.
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
As previously announced, Diamond Offshore will provide a simulcast and rebroadcast of its second quarter 2010 earnings release conference call. The live broadcast of our quarterly conference call will be available online at www.diamondoffshore.com on July

22, 2010 beginning at 9:00 a.m. Central Daylight Time. The online replay will follow immediately and continue for the remainder of the calendar quarter after the original call. Please go to the web site at least 15 minutes before the broadcast to register, download and install any necessary audio software.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Contract drilling	$811,739	$923,458	$1,656,177	$1,779,166
Revenues related to reimbursable expenses	10,864	22,949	26,107	52,961

Total revenues	822,603	946,407	1,682,284	1,832,127

Operating expenses:
Contract drilling	348,971	304,853	654,098	602,600
Reimbursable expenses	10,379	22,431	25,084	52,146
Depreciation	100,746	85,431	198,148	170,493
General and administrative	16,849	16,166	33,503	32,481
Gain on disposition of assets	(149)	(93)	(1,033)	(148)

Total operating expenses	476,796	428,788	909,800	857,572

Operating income	345,807	517,619	772,484	974,555

Other income (expense):
Interest income	477	1,190	1,759	1,766
Interest expense	(21,333)	(11,288)	(43,654)	(12,405)
Foreign currency transaction gain (loss)	(3,991)	13,733	(3,530)	9,608
Other, net	(34)	(416)	(121)	651

Income before income tax expense	320,926	520,838	726,938	974,175

Income tax expense	(96,533)	(133,398)	(211,692)	(238,154)

Net Income	$224,393	$387,440	$515,246	$736,021

Income per share:
Basic	$1.61	$2.79	$3.71	$5.30

Diluted	$1.61	$2.79	$3.70	$5.29

Weighted average shares outstanding:
Shares of common stock	139,026	139,002	139,026	139,001
Dilutive potential shares of common stock	53	79	78	72

Total weighted average shares outstanding	139,079	139,081	139,104	139,073

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	June 30,
	2010	2009
REVENUES
High Specification Floaters	$340,387	$334,527
Intermediate Semisubmersibles	389,094	465,762
Jack-ups	82,223	123,169
Other	35	—

Total Contract Drilling Revenue	$811,739	$923,458

Revenues Related to Reimbursable Expenses	$10,864	$22,949

CONTRACT DRILLING EXPENSE
High Specification Floaters	$134,500	$98,991
Intermediate Semisubmersibles	157,446	132,696
Jack-ups	48,919	66,233
Other	8,106	6,933

Total Contract Drilling Expense	$348,971	$304,853

Reimbursable Expenses	$10,379	$22,431

OPERATING INCOME
High Specification Floaters	$205,887	$235,536
Intermediate Semisubmersibles	231,648	333,066
Jack-ups	33,304	56,936
Other	(8,071)	(6,933)
Reimbursable expenses, net	485	518
Depreciation	(100,746)	(85,431)
General and administrative expense	(16,849)	(16,166)
Gain on disposition of assets	149	93

Total Operating Income	$345,807	$517,619

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$525,119	$376,417
Marketable securities	250,691	400,853
Accounts receivable, net of provision for bad debts	636,572	791,023
Prepaid expenses and other	170,819	155,077
Asset held for sale	152,280	—

Total current assets	1,735,481	1,723,370
Drilling and other property and equipment, net of accumulated depreciation	4,299,215	4,432,052
Long-term receivable	57,254	—
Other assets	423,015	108,839

Total assets	$6,514,965	$6,264,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	584,583	413,475
Long-term debt	1,495,483	1,495,375
Deferred tax liability	555,786	546,024
Other liabilities	222,239	178,745
Stockholders’ equity	3,656,874	3,630,642

Total liabilities and stockholders’ equity	$6,514,965	$6,264,261

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
AVERAGE DAYRATES AND UTILIZATION

			First Quarter
	Second Quarter		2010		Second Quarter
	2010		Dayrate	Utilization	2009
	Dayrate	Utilization	(Dayrate in thousands)		Dayrate	Utilization
High Specification Floaters	$373	69%	$400	79%	$381	79%
Intermediate Semis	$269	82%	$276	78%	$286	93%
Jack-ups	$85	76%	$100	63%	$146	63%